FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
215.299.6000
fmc.com

April 27, 2020

Mr. Pierre Brondeau

Dear Pierre:

On behalf of FMC Corporation (the “Company”), this letter confirms your revised employment terms in connection with your upcoming transition from Chief Executive Officer of the Company to Executive Chairman of the Company, effective June 1, 2020 (the “Transition Date”). This letter agreement entirely replaces and supersedes (i) that certain letter agreement dated October 23, 2009, as amended on November 6, 2012, and (ii) that certain Amended and Restated Severance Agreement dated November 6, 2012, effective upon the Transition Date. Accordingly, effective upon the Transition Date, this letter will be our entire agreement regarding the matters herein discussed.

As Executive Chairman, you will continue to report directly to the Board of Directors of the Company (the “Board”) and will coordinate with the Company’s new Chief Executive Officer to support a stable and orderly succession of the leadership, provide business continuity and engage as needed with key stakeholders. Unless otherwise determined by the Board, you will continue to preside over meetings of the Board.

Beginning on the Transition Date, your rate of base salary will be $600,000 per year. In your capacity as Executive Chairman, you will not be eligible to earn an annual incentive award (although you will remain eligible for a pro-rated 2020 annual incentive in respect of your service as Chief Executive Officer during the first five months of 2020).

You will remain subject to all Company policies applicable to executives and in effect from time to time, including our Code of Ethics and Business Conduct Policy, Securities Trading Policy, Anti-Hedging Policy, Clawback Policy and Executive Stock Ownership Policy. During and after your employment, you will continue to be entitled to indemnification, advancement of expenses and the benefit of directors’ and officers’ liability insurance, to the same extent as other officers and directors of the Company (or former officers and directors, as applicable).

Your employment will continue to be “at-will” and may be terminated by you or the Company at any time, for any reason (whether or not such termination is coincident with the expiration of your term of service as a Board member). You will not be eligible for severance benefits upon cessation of your service following the Transition Date for any reason, whether or not that cessation occurs in connection with a change in control of the Company; provided that, the effect of any separation on your outstanding equity awards will continue to be determined in accordance with the terms of your applicable award agreements.

Mr. Pierre Brondeau
April 27, 2020

As of the Transition Date, you will no longer be eligible for the following perquisites: personal use of corporate aircraft, company-paid club membership and financial planning and tax preparation allowance. You may continue to participate in the Company’s generally available salaried employee benefit plans and Nonqualified Savings and Investment Plan, subject to the eligibility requirements and other terms and conditions of those plans.

To confirm your agreement with the foregoing, please countersign this letter below and return the executed original to me.

Sincerely,
K. Kyle Matthews
Vice President, Human Resources

Agreed and accepted on April 27, 2020:

_________________________________
PIERRE R. BRONDEAU